Conditions of Sale

The Conditions of Sale and Authorship Warranty set forth below govern the relationship between bidders and buyers, on the one hand, and Phillips and sellers, on the other hand. All prospective buyers should read these Conditions of Sale and Authorship Warranty carefully before bidding.

1 Introduction

Each lot in this catalogue is offered for sale and sold subject to: (a) the Conditions of Sale and Authorship Warranty; (b) additional notices and terms printed in other places in this catalogue, including the Guide for Prospective Buyers, and (c) supplements to this catalogue or other written material posted by Phillips in the saleroom, in each case as amended by any addendum or announcement by the auctioneer prior to the auction.

By bidding at the auction, whether in person, through an agent, by written bid, by telephone bid or other means, bidders and buyers agree to be bound by these Conditions of Sale, as so changed or supplemented, and Authorship Warranty.

These Conditions of Sale, as so changed or supplemented, and Authorship Warranty contain all the terms on which Phillips and the seller contract with the buyer.

2 Phillips as Agent

Phillips acts as an agent for the seller, unless otherwise indicated in this catalogue or at the time of auction. On occasion, Phillips may own a lot directly, in which case we will act in a principal capacity as a consignor, or a company affiliated with Phillips may own a lot, in which case we will act as agent for that company, or Phillips or an affiliated company may have a legal, beneficial or financial interest in a lot as a secured creditor or otherwise.

3 Catalogue Descriptions and Condition of Property

Lots are sold subject to the Authorship Warranty, as described in the catalogue (unless such description is changed or supplemented, as provided in Paragraph 1 above) and in the condition that they are in at the time of the sale on the following basis.

(a) The knowledge of Phillips in relation to each lot is partially dependent on information provided to us by the seller, and Phillips is not able to and does not carry out exhaustive due diligence on each lot. Prospective buyers acknowledge this fact and accept responsibility for carrying out inspections and investigations to satisfy themselves as to the lots in which they may be interested. Notwithstanding the foregoing, we shall exercise such reasonable care when making express statements in catalogue descriptions or condition reports as is consistent with our role as auctioneer of lots in this sale and in light of (i) the information provided to us by the seller, (ii) scholarship and technical knowledge and (iii) the generally accepted opinions of relevant experts, in each case at the time any such express statement is made.

(b) Each lot offered for sale at Phillips is available for inspection by prospective buyers prior to the auction. Phillips accepts bids on lots on the basis that bidders (and independent experts on their behalf, to the extent appropriate given the nature and value of the lot and the bidder's own expertise) have fully inspected the lot prior to bidding and have satisfied themselves as to both the condition of the lot and the accuracy of its description.

(c) Prospective buyers acknowledge that many lots are of an age and type which means that they are not in perfect condition. As a courtesy to clients, Phillips may prepare and provide condition reports to assist prospective buyers when they are inspecting lots. Catalogue descriptions and condition reports may make reference to particular imperfections of a lot, but bidders should note that lots may have other faults not expressly referred to in the catalogue or condition report. All dimensions are approximate. Illustrations are for identification purposes only and cannot be used as precise indications of size or to convey full information as to the actual condition of lots.

(d) Information provided to prospective buyers in respect of any lot, including any pre-sale estimate, whether written or oral, and information in any catalogue, condition or other report, commentary or valuation, is not a representation of fact but rather a statement of opinion held by Phillips. Any pre-sale estimate may not be relied on as a prediction of the selling price or value of the lot and may be revised from time to time by Phillips in our absolute discretion. Neither Phillips nor any of our affiliated companies shall be liable for any difference between the pre-sale estimates for any lot and the actual price achieved at auction or upon resale.

4 Bidding at Auction

(a) Phillips has absolute discretion to refuse admission to the auction or participation in the sale. All bidders must register for a paddle prior to bidding, supplying such information and references as required by Phillips.

(b) As a convenience to bidders who cannot attend the auction in person, Phillips may, if so instructed by the bidder, execute written absentee bids on a bidder's behalf. Absentee bidders are required to submit bids on the Absentee Bid Form, a copy of which is printed in this catalogue or otherwise available from Phillips. Bids must be placed in the currency of the sale. The bidder must clearly indicate the maximum amount he or she intends to bid, excluding the buyer's premium and any applicable sales or use taxes. The auctioneer will not accept an instruction to execute an absentee bid which does not indicate such maximum bid. Our staff will attempt to execute an absentee bid at the lowest possible price taking into account the reserve and other bidders. Any absentee bid must be received at least 24 hours in advance of the sale. In the event of identical bids, the earliest bid received will take precedence.

(c) Telephone bidders are required to submit bids on the Telephone Bid Form, a copy of which is printed in this catalogue or otherwise available from Phillips. Telephone bidding is available for lots whose low pre-sale estimate is at least $1,000. Phillips reserves the right to require written confirmation of a successful bid from a telephone bidder by fax or otherwise immediately after such bid is accepted by the auctioneer. Telephone bids may be recorded and, by bidding on the telephone, a bidder consents to the recording of the conversation.

(d) Bidders may participate in an auction by bidding online through Phillips's online live bidding platform available on our website at www.phillips.com. To bid online, bidders must register online at least 24 hours before the start of the auction. Online bidding is subject to approval by Phillips's bid department in our sole discretion. As noted in Paragraph 3 above, Phillips encourages online bidders to inspect prior to the auction any lot(s) on which they may bid, and condition reports are available upon request. Bidding in a live auction can progress quickly. To ensure that online bidders are not placed at a disadvantage when bidding against bidders in the room or on the telephone, the procedure for placing bids through Phillips's online bidding platform is a one-step process. By clicking the bid button on the computer screen, a bidder submits a bid. Online bidders acknowledge and agree that bids so submitted are final and may not under any circumstances be amended or retracted. During a live auction, when bids other than online bids are placed, they will be displayed on the online bidder's computer screen as 'floor' bids. 'Floor' bids include bids made by the auctioneer to protect the reserve. In the event that an online bid and a 'floor' or 'phone' bid are identical, the 'floor' bid may take precedence at the auctioneer's discretion. The next bidding increment is shown for the convenience of online bidders in the bid button. The bidding increment available to online bidders may vary from the next bid actually taken by the auctioneer, as the auctioneer may deviate from Phillips's standard increments at any time at his or her discretion, but an online bidder may only place a bid in a whole bidding increment. Phillips's bidding increments are published in the Guide for Prospective Buyers.

(e) When making a bid, whether in person, by absentee bid, on the telephone or online, a bidder accepts personal liability to pay the purchase price, as described more fully in Paragraph 6 (a) below, plus all other applicable charges unless it has been explicitly agreed in writing with Phillips before the commencement of the auction that the bidder is acting as agent on behalf of an identified third party acceptable to Phillips and that we will only look to the principal for such payment.

(f) By participating in the auction, whether in person, by absentee bid, on the telephone or online, each prospective buyer represents and warrants that any bids placed by such person, or on such person's behalf, are not the product of any collusive or other anti-competitive agreement and are otherwise consistent with federal and state antitrust law.

(g) Arranging absentee, telephone and online bids is a free service provided by Phillips to prospective buyers. While we undertake to exercise reasonable care in undertaking such activity, we cannot accept liability for failure to execute such bids except where such failure is caused by our willful misconduct.

(h) Employees of Phillips and our affiliated companies, including the auctioneer, may bid at the auction by placing absentee bids so long as they do not know the reserve when submitting their absentee bids and otherwise comply with our employee bidding procedures.

5 Conduct of the Auction
(a) Unless otherwise indicated by the symbol •, each lot is offered subject to a reserve, which is the confidential minimum selling price agreed by Phillips with the seller. The reserve will not exceed the low pre-sale estimate at the time of the auction.

(b) The auctioneer has discretion at any time to refuse any bid, withdraw any lot, re-offer a lot for sale (including after the fall of the hammer) if he or she believes there may be error or dispute and take such other action as he or she deems reasonably appropriate. Phillips shall have no liability whatsoever for any such action taken by the auctioneer. If any dispute arises after the sale, our sale record is conclusive. The auctioneer may accept bids made by a company affiliated with Phillips provided that the bidder does not know the reserve placed on the lot.

(c) The auctioneer will commence and advance the bidding at levels and in increments he or she considers appropriate. In order to protect the reserve on any lot, the auctioneer may place one or more bids on behalf of the seller up to the reserve without indicating he or she is doing so, either by placing consecutive bids or bids in response to other bidders. If a lot is offered without reserve, unless there are already competing absentee bids, the auctioneer will generally open the bidding at 50% of the lot's low pre-sale estimate. In the absence of a bid at that level, the auctioneer will proceed backwards at his or her discretion until a bid is recognized and will then advance the bidding from that amount. Absentee bids on no reserve lots will, in the absence of a higher bid, be executed at approximately 50% of the low pre-sale estimate or at the amount of the bid if it is less than 50% of the low pre-sale estimate. If there is no bid whatsoever on a no reserve lot, the auctioneer may deem such lot unsold.

(d) The sale will be conducted in US dollars and payment is due in US dollars. For the benefit of international clients, pre-sale estimates in the auction catalogue may be shown in pounds sterling and/or euros and, if so, will reflect approximate exchange rates. Accordingly, estimates in pounds sterling or euros should be treated only as a guide. If a currency converter is operated during the sale, it is done so as a courtesy to bidders, but Phillips accepts no responsibility for any errors in currency conversion calculation.

(e) Subject to the auctioneer's reasonable discretion, the highest bidder accepted by the auctioneer will be the buyer and the striking of the hammer marks the acceptance of the highest bid and the conclusion of a contract for sale between the seller and the buyer. Risk and responsibility for the lot passes to the buyer as set forth in Paragraph 7 below.

(f) If a lot is not sold, the auctioneer will announce that it has been "passed," "withdrawn," "returned to owner" or "bought-in."

(g) Any post-auction sale of lots offered at auction shall incorporate these Conditions of Sale and Authorship Warranty as if sold in the auction.

6 Purchase Price and Payment
(a) The buyer agrees to pay us, in addition to the hammer price of the lot, the buyer's premium and any applicable sales tax (the "Purchase Price"). The buyer's premium is 25% of the hammer price up to and including $400,000, 20% of the portion of the hammer price above $400,000 up to and including $4,000,000 and 13.5% of the portion of the hammer price above $4,000,000. Phillips reserves the right to pay from our compensation an introductory commission to one or more third parties for assisting in the sale of property offered and sold at auction.

(b) Sales tax, use tax and excise and other taxes are payable in accordance with applicable law. All prices, fees, charges and expenses set out in these Conditions of Sale are quoted exclusive of applicable taxes. Phillips will only accept valid resale certificates from US dealers as proof of exemption from sales tax. All foreign buyers should contact the Client Accounting Department about tax matters.

(c) Unless otherwise agreed, a buyer is required to pay for a purchased lot immediately following the auction regardless of any intention to obtain an export or import license or other permit for such lot. Payments must be made by the invoiced party in US dollars either by cash, check drawn on a US bank or wire transfer, as follows:

(i) Phillips will accept payment in cash provided that the total amount paid in cash or cash equivalents does not exceed US$2,000. Buyers paying in cash should do so in person at our Client Accounting Desk at 432 Park Avenue during regular weekday business hours.

(ii) Personal checks and banker's drafts are accepted if drawn on a US bank and the buyer provides to us acceptable government issued identification. Checks and banker's drafts should be made payable to "Phillips." If payment is sent by mail, please send the check or banker's draft to the attention of the Client Accounting Department at 432 Park Avenue, New York, NY 10022 and make sure that the sale and lot number is written on the check. Checks or banker's drafts drawn by third parties will not be accepted.

(iii) Payment by wire transfer may be sent directly to Phillips. Bank transfer details:

Signature Bank
485 Madison Avenue, New York, NY 10022
SWIFT code: SIGNUS33
ABA routing no.: 026013576
For account of: Phillips Auctioneers LLC
Account no.: 1502977462

Please reference the relevant sale and lot number.

(d) As a courtesy to clients, Phillips will accept American Express, Visa and Mastercard to pay for invoices of $30,000 or less.

(e) Title in a purchased lot will not pass until Phillips has received the Purchase Price for that lot in cleared funds. Phillips is not obliged to release a lot to the buyer until title in the lot has passed and appropriate identification has been provided, and any earlier release does not affect the passing of title or the buyer's unconditional obligation to pay the Purchase Price.

7 Collection of Property
(a) Phillips will not release a lot to the buyer until we have received payment of its Purchase Price in full in cleared funds, the buyer has paid all outstanding amounts due to Phillips or any of our affiliated companies, including any charges payable pursuant to Paragraph 8 (a) below, and the buyer has satisfied such other terms as we in our sole discretion shall require, including completing any anti-money laundering or anti-terrorism financing checks. As soon as a buyer has satisfied all of the foregoing conditions, he or she should contact our Shipping Department at +1 212 940 1372 or +1 212 940 1373 to arrange for collection of purchased property.

(b) The buyer must arrange for collection of a purchased lot within seven days of the date of the auction. Promptly after the auction, we will transfer all lots to our warehouse located at 29-09 37th Avenue in Long Island City, Queens, New York. All purchased lots should be collected at this location during our regular weekday business hours. As a courtesy to clients, Phillips will upon request transfer on a bi-weekly basis purchased lots suitable for hand-carry back to our premises at 432 Park Avenue, New York, New York for collection within 30 days following the date of the auction. Purchased lots are at the buyer's risk, including the responsibility for insurance, from the earlier to occur of (i) the date of collection or (ii) seven days after the auction. Until risk passes, Phillips will compensate the buyer for any loss or damage to a purchased lot up to a maximum of the Purchase Price paid, subject to our usual exclusions for loss or damage to property.

(c) As a courtesy to clients, Phillips will, without charge, wrap purchased lots for hand-carry only. We will, at the buyer's expense, either provide packing, handling, insurance and shipping services or coordinate with shipping agents instructed by the buyer in order to facilitate such services for property bought at Phillips. Any such instruction, whether or not made at our recommendation, is entirely at the buyer's risk and responsibility, and we will not be liable for acts or omissions of third party packers or shippers. Third party shippers should contact us by telephone at +1 212 940 1376 or by fax at +1 212 924 6477 at least 24 hours in advance of collection in order to schedule pickup.

(d) Phillips will require presentation of government issued identification prior to release of a lot to the buyer or the buyer's authorized representative.

8 Failure to Collect Purchases
(a) If the buyer pays the Purchase Price but fails to collect a purchased lot within 30 days of the auction, the buyer will incur a late collection fee of $10 per day for each uncollected lot. Additional charges may apply to oversized lots. We will not release purchased lots to the buyer until all such charges have been paid in full.

(b) If a purchased lot is paid for but not collected within six months of the auction, the buyer authorizes Phillips, upon notice, to arrange a resale of the item by auction or private sale, with estimates and a reserve set at Phillips's reasonable discretion. The proceeds of such sale will be applied to pay for storage charges and any other outstanding costs and expenses owed by the buyer to Phillips or our affiliated companies and the remainder will be forfeited unless collected by the buyer within two years of the original auction.

9 Remedies for Non-Payment

(a) Without prejudice to any rights the seller may have, if the buyer without prior agreement fails to make payment of the Purchase Price for a lot in cleared funds within seven days of the auction, Phillips may in our sole discretion exercise one or more of the following remedies: (i) store the lot at Phillips's premises or elsewhere at the buyer's sole risk and expense at the same rates as set forth in Paragraph 8 (a) above; (ii) cancel the sale of the lot, retaining any partial payment of the Purchase Price as liquidated damages; (iii) reject future bids from the buyer or render such bids subject to payment of a deposit; (iv) charge interest at 12% per annum from the date payment became due until the date the Purchase Price is received in cleared funds; (v) subject to notification of the buyer, exercise a lien over any of the buyer's property which is in the possession of Phillips and instruct our affiliated companies to exercise a lien over any of the buyer's property which is in their possession and, in each case, no earlier than 30 days from the date of such notice, arrange the sale of such property and apply the proceeds to the amount owed to Phillips or any of our affiliated companies after the deduction from sale proceeds of our standard vendor's commission and all sale-related expenses; (vi) resell the lot by auction or private sale, with estimates and a reserve set at Phillips reasonable discretion, it being understood that in the event such resale is for less than the original hammer price and buyer's premium for that lot, the buyer will remain liable for the shortfall together with all costs incurred in such resale; (vii) commence legal proceedings to recover the hammer price and buyer's premium for that lot, together with interest and the costs of such proceedings; (viii) set off the outstanding amount remaining unpaid by the buyer against any amounts which we or any of our affiliated companies may owe the buyer in any other transactions; (ix) release the name and address of the buyer to the seller to enable the seller to commence legal proceedings to recover the amounts due and legal costs or (x) take such other action as we deem necessary or appropriate.

(b) As security to us for full payment by the buyer of all outstanding amounts due to Phillips and our affiliated companies, Phillips retains, and the buyer grants to us, a security interest in each lot purchased at auction by the buyer and in any other property or money of the buyer in, or coming into, our possession or the possession of one of our affiliated companies. We may apply such money or deal with such property as the Uniform Commercial Code or other applicable law permits a secured creditor to do. In the event that we exercise a lien over property in our possession because the buyer is in default to one of our affiliated companies, we will so notify the buyer. Our security interest in any individual lot will terminate upon actual delivery of the lot to the buyer or the buyer's agent.

(c) In the event the buyer is in default of payment to any of our affiliated companies, the buyer also irrevocably authorizes Phillips to pledge the buyer's property in our possession by actual or constructive delivery to our affiliated company as security for the payment of any outstanding amount due. Phillips will notify the buyer if the buyer's property has been delivered to an affiliated company by way of pledge.

10 Rescission by Phillips

Phillips shall have the right, but not the obligation, to rescind a sale without notice to the buyer if we reasonably believe that there is a material breach of the seller's representations and warranties or the Authorship Warranty or an adverse claim is made by a third party. Upon notice of Phillips's election to rescind the sale, the buyer will promptly return the lot to Phillips, and we will then refund the Purchase Price paid to us. As described more fully in Paragraph 13 below, the refund shall constitute the sole remedy and recourse of the buyer against Phillips and the seller with respect to such rescinded sale.

11 Export, Import and Endangered Species Licenses and Permits

Before bidding for any property, prospective buyers are advised to make their own inquiries as to whether a license is required to export a lot from the US or to import it into another country. Prospective buyers are advised that some countries prohibit the import of property made of or incorporating plant or animal material, such as coral, crocodile, ivory, whalebone, Brazilian rosewood, rhinoceros horn or tortoiseshell, irrespective of age, percentage or value. Accordingly, prior to bidding, prospective buyers considering export of purchased lots should familiarize themselves with relevant export and import regulations of the countries concerned. It is solely the buyer's responsibility to comply with these laws and to obtain any necessary export, import and endangered species licenses or permits. Failure to obtain a license or permit or delay in so doing will not justify the cancellation of the sale or any delay in making full payment for the lot. As a courtesy to clients, Phillips has marked in the catalogue lots containing potentially regulated plant or animal material, but we do not accept liability for errors or for failing to mark lots containing protected or regulated species.

12 Privacy

(a) You acknowledge and understand that we may process your personal data (including potentially special category data) in accordance with our privacy policy from time to time as published at www.phillips.com or available by emailing dataprotection@phillips.com.

(b) Our privacy policy sets out: (i) the types of personal data we will or may collect and process; (ii) the purposes for which we will or may process your personal data (including for example the provision of auction, private sale and related services; the performance and enforcement of these terms and conditions; the carrying out of identity and credit checks; keeping you informed about upcoming auctions, exhibitions and special events; and generally where reasonably necessary in the management and operation of our business); (iii) the lawful bases on which we rely in undertaking our processing of your personal data; (iv) your rights in respect of our processing of your personal data; and (v) various other information as required by applicable laws.

(c) Phillips premises and sale and exhibition venues are subject to CCTV video surveillance and recording for security, client service and bid monitoring purposes and will be filmed during the auction for simultaneous live broadcast on our and third party websites and applications. By remaining in these areas, you acknowledge that you may be photographed, filmed and recorded and grant your permission for your likeness and voice to be included in such recordings. If you do not wish to be photographed or filmed or appear in such recordings, please speak to a member of Phillips staff.

Your communications with Phillips, including by telephone and online (e.g. telephone and on-line bidding) may also be recorded for security, client service and bid monitoring purposes. Where we record such information we will process it in accordance with our Privacy Policy available at www.phillips.com.

13 Limitation of Liability

(a) Subject to subparagraph (e) below, the total liability of Phillips, our affiliated companies and the seller to the buyer in connection with the sale of a lot shall be limited to the Purchase Price actually paid by the buyer for the lot.

(b) Except as otherwise provided in this Paragraph 13, none of Phillips, any of our affiliated companies or the seller (i) is liable for any errors or omissions, whether orally or in writing, in information provided to prospective buyers by Phillips or any of our affiliated companies or (ii) accepts responsibility to any bidder in respect of acts or omissions, whether negligent or otherwise, by Phillips or any of our affiliated companies in connection with the conduct of the auction or for any other matter relating to the sale of any lot.

(c) All warranties other than the Authorship Warranty, express or implied, including any warranty of satisfactory quality and fitness for purpose, are specifically excluded by Phillips, our affiliated companies and the seller to the fullest extent permitted by law.

(d) Subject to subparagraph (e) below, none of Phillips, any of our affiliated companies or the seller shall be liable to the buyer for any loss or damage beyond the refund of the Purchase Price referred to in subparagraph (a) above, whether such loss or damage is characterized as direct, indirect, special, incidental or consequential, or for the payment of interest on the Purchase Price to the fullest extent permitted by law.

(e) No provision in these Conditions of Sale shall be deemed to exclude or limit the liability of Phillips or any of our affiliated companies to the buyer in respect of any fraud or fraudulent misrepresentation made by any of us or in respect of death or personal injury caused by our negligent acts or omissions.

14 Copyright

The copyright in all images, illustrations and written materials produced by or for Phillips relating to a lot, including the contents of this catalogue, is and shall remain at all times the property of Phillips and such images and materials may not be used by the buyer or any other party without our prior written consent. Phillips and the seller make no representations or warranties that the buyer of a lot will acquire any copyright or other reproduction rights in it.

15 General

(a) These Conditions of Sale, as changed or supplemented as provided in Paragraph 1 above, and Authorship Warranty set out the entire agreement between the parties with respect to the transactions contemplated herein and supersede all prior and contemporaneous written, oral or implied understandings, representations and agreements.

(b) Notices to Phillips shall be in writing and addressed to the department in charge of the sale, quoting the reference number specified at the beginning of the sale catalogue. Notices to clients shall be addressed to the last address notified by them in writing to Phillips.

(c) These Conditions of Sale are not assignable by any buyer without our prior written consent but are binding on the buyer's successors, assigns and representatives.

(d) Should any provision of these Conditions of Sale be held void, invalid or unenforceable for any reason, the remaining provisions shall remain in full force and effect. No failure by any party to exercise, nor any delay in exercising, any right or remedy under these Conditions of Sale shall act as a waiver or release thereof in whole or in part.

16 Law and Jurisdiction

(a) The rights and obligations of the parties with respect to these Conditions of Sale and Authorship Warranty, the conduct of the auction and any matters related to any of the foregoing shall be governed by and interpreted in accordance with laws of the State of New York, excluding its conflicts of law rules.

(b) Phillips, all bidders and all sellers agree to the exclusive jurisdiction of the (i) state courts of the State of New York located in New York City and (ii) the federal courts for the Southern and Eastern Districts of New York to settle all disputes arising in connection with all aspects of all matters or transactions to which these Conditions of Sale and Authorship Warranty relate or apply.

(c) All bidders and sellers irrevocably consent to service of process or any other documents in connection with proceedings in any court by facsimile transmission, personal service, delivery by mail or in any other manner permitted by New York law or the law of the place of service, at the last address of the bidder or seller known to Phillips.

17 Sales Tax

(a) Unless the buyer has delivered a valid certificate evidencing exemption from tax, the buyer shall pay applicable sales tax on any lot picked up or delivered anywhere in the states of New York, California, Colorado, Illinois, Florida, Arizona, Georgia, Hawaii, Idaho, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New Mexico, North Carolina, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia, Washington, Wisconsin, Wyoming or Washington, DC.

(b) If the point of delivery or transfer of possession for any purchased lot to the buyer or the buyer's designee (including any private carrier) occurs in New York, then the sale is subject to New York sales tax at the existing rate of 8.875%.

(c) If the buyer arranges shipping for any purchased lot in New York by a common carrier (such as the United States Postal Service, United Parcel Service, or FedEx) that does not operate under a private agreement or contract with negotiated terms to be delivered to an out of state destination, then the sale is not subject to New York sales tax.

Authorship Warranty

Phillips warrants the authorship of property in this auction catalogue described in headings in **bold** or CAPITALIZED type for a period of five years from date of sale by Phillips, subject to the exclusions and limitations set forth below.

(a) Phillips gives this Authorship Warranty only to the original buyer of record (i.e., the registered successful bidder) of any lot. This Authorship Warranty does not extend to (i) subsequent owners of the property, including purchasers or recipients by way of gift from the original buyer, heirs, successors, beneficiaries and assigns; (ii) property where the description in the catalogue states that there is a conflict of opinion on the authorship of the property; (iii) property where our attribution of authorship was on the date of sale consistent with the generally accepted opinions of specialists, scholars or other experts; (iv) property whose description or dating is proved inaccurate by means of scientific methods or tests not generally accepted for use at the time of the publication of the catalogue or which were at such time deemed unreasonably expensive or impractical to use or likely in our reasonable opinion to have caused damage or loss in value to the lot or (v) property where there has been no material loss in value from the value of the lot had it been as described in the heading of the catalogue entry.

(b) In any claim for breach of the Authorship Warranty, Phillips reserves the right, as a condition to rescinding any sale under this warranty, to require the buyer to provide to us at the buyer's expense the written opinions of two recognized experts approved in advance by Phillips. We shall not be bound by any expert report produced by the buyer and reserve the right to consult our own experts at our expense. If Phillips agrees to rescind a sale under the Authorship Warranty, we shall refund to the buyer the reasonable costs charged by the experts commissioned by the buyer and approved in advance by us.

(c) Subject to the exclusions set forth in subparagraph (a) above, the buyer may bring a claim for breach of the Authorship Warranty provided that (i) he or she has notified Phillips in writing within three months of receiving any information which causes the buyer to question the authorship of the lot, specifying the auction in which the property was included, the lot number in the auction catalogue and the reasons why the authorship of the lot is being questioned and (ii) the buyer returns the lot to Phillips to the saleroom in which it was purchased in the same condition as at the time of its auction and is able to transfer good and marketable title in the lot free from any third party claim arising after the date of the auction. Phillips has discretion to waive any of the foregoing requirements set forth in this subparagraph (c) or subparagraph (b) above.

(d) The buyer understands and agrees that the exclusive remedy for any breach of the Authorship Warranty shall be rescission of the sale and refund of the original Purchase Price paid. This remedy shall constitute the sole remedy and recourse of the buyer against Phillips, any of our affiliated companies and the seller and is in lieu of any other remedy available as a matter of law or equity. This means that none of Phillips, any of our affiliated companies or the seller shall be liable for loss or damage beyond the remedy expressly provided in this Authorship Warranty, whether such loss or damage is characterized as direct, indirect, special, incidental or consequential, or for the payment of interest on the original Purchase Price.

PHILLIPS

450 Park Avenue New York 10022
phillips.com +1 212 940 1200
bidsnewyork@phillips.com

Please return this form by email to bidsnewyork@phillips.com at least 24 hours before the sale. Please read carefully the information in the right column and note that it is important that you indicate whether you are applying as an individual or on behalf of a company.

Please select the type of bid you wish to make with this form (please select one):

- ☐ **In-person**
- ☒ **Absentee Bidding**
- ☐ **Telephone Bidding**

Paddle Number:

Please indicate in what capacity you will be bidding (please select one):

- ☐ **As a private individual**
- ☒ **On behalf of a company**

Sale Title Contemporary Evening **Sale Number** **Sale Date** July 2, 2020

Title First Name Mariya Surname Golovina

Company (if applicable) Masterworks Gallery, as agent Account Number

Address 497 Broome Street

City New York State/Country NY

Zip Code 10013

Phone Mobile

Email mgolovina@masterworks.io Fax

Phone number to call at the time of sale (for Phone Bidding only)

1. 2.

Please complete the following section for telephone and absentee bids only

Lot Number In Consecutive Order	Brief Description	US $ Limit* Absentee Bids Only
	Banksy, Monkey Poison	1,800,000

* Excluding Buyer's Premium and sales or use taxes

Signature [signature] Date June 2, 2020

☑ **By checking this box, you confirm your registration/bid(s) as above and accept the Conditions of Sale of Phillips as stated in our catalogues and on our website.**

- **Private purchases:** Proof of identity in the form of government-issued identification and proof of address will be required.
- **Company purchases:** If you are buying under a business entity, we require a copy of government-issued identification (such as the certificate of incorporation) as well as proof of owners and directors to verify the status of the company.
- **Conditions of Sale:** All bids are placed and executed, and all lots are sold and purchased, subject to the Conditions of Sale printed in the catalogue. Please read them carefully before placing a bid. Your attention is drawn to Paragraph 4 of the Conditions of Sale.
- If you cannot attend the sale, we can execute bids confidentially on your behalf.
- Phillips charges the successful bidder a commission, or buyer's premium, on the hammer price of each lot sold. The buyer's premium is payable by the buyer as part of the total purchase price at the following rates: 25% of the hammer price up to and including $400,000, 20% of the portion of the hammer price above $400,000 up to and including $4,000,000 and 13.5% of the portion of the hammer price above $4,000,000.
- "Buy" or unlimited bids will not be accepted. Alternative bids can be placed by using the word "OR" between lot numbers.
- For absentee bids, indicate your maximum limit for each lot, excluding the buyer's premium and any applicable sales or use tax. Your bid will be executed at the lowest price taking into account the reserve and other bidders. On no reserve lots, in the absence of other bids, your bid will be executed at approximately 50% of the low pre-sale estimate or at the amount specified, if less than 50% of the low estimate.
- Your bid must be submitted in the currency of the sale and may be rounded down to the nearest amount consistent with the auctioneer's bidding increments.
- If we receive identical bids, the first bid received will take precedence.
- Arranging absentee and telephone bids is a free service provided by us to prospective buyers. While we will exercise reasonable care in undertaking such activity, we cannot accept liability for errors relating to execution of your bids except in cases of willful misconduct. Agreement to bid by telephone must be confirmed by you promptly in writing or by fax. Telephone bid lines may be recorded.
- Please submit your bids to the Bid Department by email to bidsnewyork@phillips.com or by fax at +1 212 924 1749 at least 24 hours before the sale. You will receive confirmation by email within one business day. To reach the Bid Department by phone please call +1 212 940 1228.
- Absent prior payment arrangements, please provide a bank reference. Payment can be made by cash (up to $2,000, per calendar year), credit card (up to $30,000), money order, wire transfer, bank check or personal check with identification, drawn on US banks.
- Lots cannot be collected until payment has cleared and all charges have been paid.
- Phillip's premises and sale and exhibition venues may be subject to video surveillance and recording. Telephone calls (e.g. telephone bidding) may also be recorded. We may process that information in accordance with our Privacy Policy.
- By signing this Bid Form, you acknowledge and understand that we may process your personal data (including potentially special category data) in accordance with Phillips's Privacy Policy as published at www.phillips.com or available by emailing dataprotection@phillips.com.

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PHILLIPS

INVOICE

Masterworks Gallery, LLC, as agent for
Masterworks 015, LLC
497 Broome Street
New York, NY 10013
United States

Account No: [redacted]
Invoice No: NY010320/1060/1
Paddle No: [redacted]
Tax Resale No:

Sale Title	Sale Date	Sale Number	Auctioneer
20th Century and Contemporary Art Evening Sale	02-Jul-2020	NY010320	Henry Highley (2008889)

Lot No	Description	Hammer	Buyer's Premium	Total Amount
12	**Banksy** Monkey Poison	1,800,000.00	380,000.00	$2,180,000.00

Total Amount Payable	**$2,180,000.00**
Sales Tax	**$0.00**
Less Financing Fee	**-$180,000.00**
Cost Share	**$5,000.00**
Total Amount Due	**$2,005,000.00**

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: Signature Bank, 485 Madison Avenue, New York, NY 10022, for the account of Phillips Auctioneers LLC, Account No. [redacted], ABA Routing No. 026013576, SWIFT: SIGNUS33

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer's Premium, please see the Buyer's Guide found on the Phillips website www.phillips.com